Exhibit 10.19

TRANSITION INCENTIVE AGREEMENT
This Transition Incentive Agreement (this “Agreement”) is entered into as of January 4, 2018 (the “Effective Date”), by and between SHARON ZEZIMA (the “Executive”) and GOPRO, INC., a Delaware corporation (the “Company”).
1.    Term of Agreement.
This Agreement shall terminate the earlier of (a) the Separation Date prior to the Transition Date not in connection with a Pre-Transition Date Qualifying Termination and (b) the date the Company has met all of its obligations under this Agreement.
2.    Transition Period
The Executive hereby agrees to continue his or her employment with the Company from the date of this Agreement until March 30, 2018, which may be earlier or later upon mutual agreement but not later than April 30, 2018 (such date, as changed by mutual agreement from time to time, the “Transition Date”; the period between the date of this Agreement and the Transition Date, the “Transition Period”). During the Transition Period, the Executive will perform, whether in person or remotely from time to time, his or her regular services, duties and responsibilities and/or be available to answer questions from and provide reasonable assistance to the Company in line with his or her role at the Company as of the date hereof (collectively, the “Transition Services”). For so long as the Executive continues in employment with the Company during the Transition Period: the Executive will be paid at his or her current regular base salary rate and remain eligible to receive his or her 2017 annual bonus in accordance with the Company’s executive bonus plan; the Executive will continue to be eligible to receive employee benefits, in accordance with each plan’s terms and conditions; and the Executive will continue to vest in any Company equity he or she currently holds through his or her Separation from the Company. For avoidance of uncertainty: for all purposes under this Agreement, Executive’s employment with the Company shall be deemed to continue during the period in which the Executive provides the Transition Services.

Exhibit 10.19

3.    Transition Incentive Bonus, Benefits and Other Compensation.
(a)    Transition Incentive Bonus. If the Executive continues in employment with the Company through the Transition Date, then upon completion of the Transition Period, the Company shall pay the Executive $140,000 (the “Transition Incentive Bonus”), provided, however, that the Executive shall forfeit the Transition Incentive Bonus if the Executive is subject to a Separation for Cause prior to the payment of the Transition Incentive Bonus and provided, further, that if Executive is subject to a Post-Transition Date Qualifying Termination prior to the payment of the Transition Incentive Bonus, then such payment will be subject to prior satisfaction of the Release Condition. The Transition Incentive Bonus shall be paid in a cash lump sum in accordance with the Company’s standard payroll procedures on the Company’s first regular payroll date after the thirtieth (30th) day following the Transition Date or, if the Executive is subject to a Post-Transition Date Qualifying Termination prior to the payment of the Transition Incentive Bonus, on the Release Payment Date. If the Executive is subject to a Pre-Transition Date Qualifying Termination, the Executive remains eligible to receive the Transition Incentive Bonus, provided, however, that such payment will be subject to prior satisfaction of the Release Condition. In such event, the Transition Incentive Bonus shall be paid in a cash lump-sum on the Release Payment Date in accordance with the Company’s standard payroll procedures.
(b)    2017 Annual Bonus. So long as the Executive is employed by the Company through the 2017 annual bonus payment date, the Executive’s bonus payment for fiscal year 2017 will be paid based on the Executive’s current target percentage and the actual Company performance, as determined by the Compensation and Leadership Committee of the Company, with payment to occur on or before March 15, 2018. If the Executive is subject to a Pre-Transition Date Qualifying Termination prior to the 2017 annual bonus payment date, the Executive remains eligible to receive his or her 2017 annual bonus as set forth herein on the Executive’s current target percentage and the actual Company performance, provided, however, that such payment will be subject to the prior satisfaction of the Release Condition and made on the Release Payment Date or, if later, the 2017 annual bonus payment date.
(c)    Continued Employee Benefits. If the Executive is subject to a Pre-Transition Date Qualifying Termination or Post-Transition Date Qualifying Termination, upon his or her timely election to continue existing health benefits under COBRA, and consistent with the terms of COBRA and the Company’s health insurance plan, the Company will pay the employer insurance subsidy to continue the Executive’s existing health benefits for four (4) months following the end of the month of the Executive’s Qualifying Termination, provided, however, that if the Release Condition is not satisfied on or before the Release Deadline, then on the Release Deadline, such subsidies shall cease and the Executive shall immediately reimburse the Company for the aggregate amount of such subsidies (gross of taxes) theretofore paid by the Company to the Executive. In any case, the Executive will remain responsible for, and must continue to pay employee premium amounts, deductibles, co-payments, etc. that he or she would have paid had employment continued.

Exhibit 10.19

(d)    Equity Vesting. Following a Pre-Transition Date Qualifying Termination or Post-Transition Date Qualifying Termination, the Company will accelerate the vesting of a portion of the Executive’s outstanding awards of restricted stock units (RSUs) as of the Separation Date, as follows: all RSUs (1) that are unvested as of the Separation Date, (2) that would have vested between the Separation Date and September 30, 2018, had the Executive remained employed with the Company through September 30, 2018, and (3) that remain unexpired as of the Separation Date. Notwithstanding any other provision of this Agreement, if the Release Condition is not satisfied by the Release Deadline, the RSUs that are accelerated under this paragraph and consequently settled will be forfeited by the Executive without consideration and returned to the Company gross of taxes (including, if necessary, a cash payment by the Executive to the Company for the full value of any shares forfeited due to taxes and withholding upon the RSUs’ prior settlement).
(e)    2018 Annual Bonus. Following a Pre-Transition Date Qualifying Termination, a Post-Transition Date Qualifying Termination or a Change in Control that occurs before the payment of Executive’s annual bonus for fiscal year 2018, and in any of these cases, subject to the prior satisfaction of the applicable Release Condition, the Executive will be eligible to receive a bonus payment for fiscal year 2018, prorated based on the period of Executive’s employment with the Company during fiscal year 2018, and calculated based on his or her current target percentage and the actual Company performance in fiscal year 2018, as determined by the Compensation and Leadership Committee of the Company in Q1 2019 or in connection with the Change in Control, with payment to occur on or before March 15, 2019; provided, however, that in the event of a Change in Control, if the actual Company performance in fiscal year 2018 is not determined as of such event, then the Executive’s 2018 annual bonus shall be calculated based on his or her current target percentage only. Notwithstanding the foregoing, if Executive is subject to a Qualifying Termination (as defined in the Change in Control Severance Agreement), then the amount of the bonus payment provided under this paragraph shall be reduced on a dollar-for-dollar basis by the portion of Executive’s bonus for fiscal year 2018 payable under the Change in Control Severance Agreement.

Exhibit 10.19

4.    Definitions.
(a)    “Cause” means (a) an unauthorized use or disclosure by Executive of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) a material breach of any agreement between Executive and the Company, (c) a material failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof, (e) gross negligence or willful misconduct, (f) failure to cooperate with the Company in any investigation or formal proceeding if the Company has requested Executive’s cooperation, or (g) a continued failure to perform assigned duties after receiving written notification of such failure from the Company’s Chief Executive Officer (or, in the case of the Chief Executive Officer, from the Board of Directors); provided that Executive must be provided with written notice of Executive’s Separation for “Cause” and Executive must be provided with a 30-day period following Executive’s receipt of such notice to cure the event(s) that trigger “Cause,” with the Company’s Board of Directors making the final determination whether Executive has cured any Cause.
(b)    “Change in Control” has the meaning given to that term in the Change in Control Severance Agreement.
(c)    “Change in Control Severance Agreement” means Executive’s Change in Control Severance Agreement with the Company in effect on the date of this Agreement.
(d)    “Code” means the Internal Revenue Code of 1986, as amended.
(e)    A “Pre-Transition Date Qualifying Termination” means a Separation prior to the Transition Date resulting from the Company’s termination of the Executive’s employment for any reason other than Cause.
(f)    A “Post-Transition Date Qualifying Termination” means a Separation on or after the Transition Date, resulting from (i) the Company’s termination of the Executive’s employment for any reason other than Cause or (ii) the Executive’s voluntarily resignation for any reason.
(g)    “Release Condition” means the condition that, following the Executive’s Separation or, as to Executive’s annual bonus for fiscal year 2018 in connection with a Change in Control (as provided under Section 3(e) above), following such Change in Control, the Executive execute, deliver to the Company and make irrevocable a general release (in a form prescribed by the Company and without alterations) of all known and unknown claims that the Executive may then have against the Company or persons affiliated with the Company promptly after Executive’s Separation or such Change in Control, as applicable, within the time period specified in such release or, if earlier, no later than sixty days after the Separation or Change in Control, as applicable (such earlier date, the “Release Deadline”; the date on which the Executive has delivered such release and made it effective and irrevocable, the “Release Date”; the date of the Company’s first regular payroll that is no sooner than three business days following the Release Date, the “Release Payment Date”), provided,

Exhibit 10.19

however, that if the Company fails to provide the Executive the prescribed form of release within 10 days following the Separation Date or Change in Control, as applicable, then the Release Condition shall be deemed satisfied as of the day immediately following such 10-day period.
(h)    “Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.
(i)    “Separation Date” means the date of the Executive’s Separation.
5.    Successors.
(a)    Company’s Successors. The Company shall require any successor (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets, by an agreement in substance and form satisfactory to the Executive, to assume this Agreement and to agree expressly to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include any successor to the Company’s business and/or assets or which becomes bound by this Agreement by operation of law.
(b)    Executive’s Successors. This Agreement and all rights of the Executive hereunder shall inure to the benefit of, and be enforceable by, the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
6.    Miscellaneous Provisions.
(a)    Dispute Resolution. To ensure rapid and economical resolution of any and all disputes that might arise in connection with this Agreement, Executive and the Company agree that any and all disputes, claims, and causes of action, in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, will be resolved solely and exclusively by final, binding, and confidential arbitration, by a single arbitrator, in San Mateo County, and conducted by Judicial Arbitration & Mediation Services, Inc. (“JAMS”) under its then-existing employment rules and procedures. Nothing in this section, however, is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Each party to an arbitration or litigation hereunder shall be responsible for the payment of its own attorneys’ fees.
(b)    Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. registered or certified mail, return receipt requested and postage prepaid or deposited with Federal Express Corporation, with shipping charges prepaid. In the case of the Executive, mailed notices shall be addressed to him or her at the home address which he or she most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be

Exhibit 10.19

addressed to its corporate headquarters, and all notices shall be directed to the attention of its Secretary.
(c)    Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Executive and by an authorized officer of the Company (other than the Executive). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.
(d)    Withholding Taxes. Notwithstanding anything to the contrary in this Agreement, all payments made hereunder shall be subject to reduction to reflect applicable taxes or other charges required to be withheld by law.
(e)    Section 409A.
(i)    To the extent that any provision of this Agreement is ambiguous as to its exemption or compliance with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), the provision will be read in such a manner so that such payments hereunder are exempt from Section 409A to the maximum permissible extent, and for any payments where such construction is not tenable, that those payments comply with Section 409A to the maximum permissible extent. To the extent any payment under this Agreement may be classified as a “short-term deferral” within the meaning of Section 409A, such payment shall be deemed a short-term deferral, even if it may also qualify for an exemption from Section 409A under another provision of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, to the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with a Separation constitute deferred compensation subject to Section 409A and (ii) Executive is deemed at the time of such Separation to be a “specified” employee under Section 409A, then such payment or payments shall not be made or commence until the earlier of (i) the expiration of the six (6)-month period measured from the Separation Date and (ii) the date of Executive’s death following such Separation, provided, however, that such deferral shall be effected only to the extent required to avoid adverse tax treatment, including (without limitation) the additional twenty percent (20%) tax under Section 409A(a)(1)(B) of the Code, in the absence of such deferral. Upon the expiration of the applicable deferral period, any payments that would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this paragraph shall be paid to Executive or applicable beneficiary in one lump sum (without interest).
(f)    Entire Agreement. This Agreement constitutes the entire agreement between the Company and the Executive with respect to the subject matter hereof and supersedes all prior negotiations and agreements, whether written or oral, relating to such subject matter, except that

Exhibit 10.19

the Change in Control Severance Agreement shall remain in full force and effect, unaffected by this Agreement. The Executive acknowledges that neither the Company nor any of its agents or attorneys have made any promise, representation or warranty whatsoever, either express or implied, written or oral, that is not contained in this Agreement for the purpose of inducing the Executive to execute the Agreement. The Executive acknowledges that he or she has executed this Agreement in reliance only upon such promises, representations and warranties as are contained herein and that the Executive is executing this Agreement voluntarily, free of any duress or coercion.
(g)    Severability. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision hereof, which shall remain in full force and effect.
(h)    No Retention Rights. Nothing in this Agreement shall confer upon the Executive any right to continue in service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company or any subsidiary of the Company or of the Executive, which rights are hereby expressly reserved by each, to terminate his or her service at any time and for any reason, with or without Cause.
(i)    Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (other than their choice-of-law provisions).
(j)    Execution. This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same instrument. Execution of a facsimile or PDF copy shall have the same force and effect as execution of an original, and a copy of a signature will be equally admissible in any legal proceeding as if an original.

[Signature page follows.]

Exhibit 10.19

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

GOPRO, INC.
/s/ Sharon Zezima	/s/ Laura Robblee
Sharon Zezima	By:	Laura Robblee
	Title:	Vice President, People and Places